EXHIBIT 99.1

Contact: Geoffrey Buscher SBG Investor Relations 508-532-1790 IR@xerium.com

XERIUM TECHNOLOGIES REPORTS FOURTH QUARTER RESULTS

RALEIGH, N.C., March 24, 2010 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of industrial textiles and roll covers used primarily in the paper production process, today reported results for its fourth quarter ended December 31, 2009.

“We are encouraged by the ongoing signs of recovery that we’re seeing throughout the paper industry, as demand begins to gain strength,” said Stephen R. Light, President, Chief Executive Officer and Chairman. “We are experiencing steady and gradual improvement in our order bookings as conditions appear to be stabilizing or improving in most of our geographies. We are optimistic that as bookings increase, sales growth will follow.”

Regarding the process the Company is executing to resolve its capital structure challenges, Mr. Light added: “We are in the process of completing the next steps in reducing our debt load by means of a debt for equity exchange with our lenders. The Company’s plan preserves meaningful value for our current equity shareholders. We are prepared to implement our restructuring by voluntarily seeking court approval for the prepackaged reorganization already approved by an overwhelming majority of our lenders during our recently completed solicitation period. The next element of our process involves trying to achieve the backing of the remainder of the lenders for the approved plan. Should court action be deemed the preferred implementation path for the plan, we would expect to enter and exit that part of our restructuring process quickly. The Company targets reaching a decision with respect to whether to pursue an in-court or out-of-court restructuring on or before March 31, 2010.

“As we have done throughout the many months of this carefully planned course of action, we continue to work closely with our customers, employees, suppliers and all other stakeholders to assure them that the pending restructuring is simply a balance sheet restructuring with limited impact on our ability to conduct business as usual.

“We look forward to completing the final stages of this balance sheet restructuring. With a substantially reduced debt load, we believe we can complete this entire process as a stronger company fully focused on our operating strategy of introducing new products that our customers value and maximizing the contribution of our employees to earn the highest customer loyalty in our served market.”

FOURTH QUARTER FINANCIAL HIGHLIGHTS

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Net sales for the 2009 fourth quarter were $132.4 million, an 11.4% decrease from net sales for the 2008 fourth quarter of $149.5 million. Excluding currency effects shown in the table below, fourth quarter 2009 net sales decreased 20.5% from the fourth quarter of 2008, with declines of 19.5% and 22.4% in the clothing and roll covers segments, respectively. See “Segment Information” below.

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Gross margins declined to 36.8% for the fourth quarter of 2009 from 39.3% for the fourth quarter of 2008. The decline is primarily due to fixed cost absorption on lower revenues in the 2009 fourth quarter as compared with the 2008 fourth quarter.

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In the fourth quarter of 2009, the Company recorded a non-cash charge for goodwill impairment of $80.6 million related to its roll covers segment. As of December 31, 2009 the amount of goodwill remaining in the roll covers segment after this charge is $19.8 million.

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The Company’s operating expenses for the 2009 fourth quarter increased by $70.9 million to $123.2 million, a 136% increase from operating expenses for the 2008 fourth quarter of $52.3 million primarily as a result of the $80.6 goodwill impairment charge discussed above. The increase was partially offset primarily by an $8.9 million decrease in restructuring and impairment expenses compared to the year-ago quarter. During the fourth quarter of 2008, the Company’s commitment to cease production in Australia and to discontinue construction of its Vietnam facility was announced, resulting in the recording of restructuring and impairment expenses of $7.1 million during the fourth quarter of 2008. Additionally, the Company’s evaluation of its assets in the U.S. resulted in impairment charges of $1.0 million during the fourth quarter of 2008.

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Selling expenses declined by $500,000 in the 2009 fourth quarter as compared to the prior year quarter as a result of reduced headcount, sales commissions and travel-related expenses, partially offset by unfavorable currency effects of $1.9 million.

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General and administrative expenses declined by $700,000 in the 2009 fourth quarter as compared to the 2008 fourth quarter primarily as a result of decreased provisions of approximately $5.5 million primarily for specific bad debts that were recorded in the fourth quarter of 2008, decreased management incentive and stock-based compensation expense of approximately $2.9 million and other overall decreases. The decreases were partially offset by (i) an increase in consulting, legal and bank fees of $6.5 million in the 2009 fourth quarter as compared to the 2008 fourth quarter that was incurred relating to initiatives undertaken to resolve our credit issues and (ii) unfavorable currency effects of $1.9 million.

•	Net loss for the fourth quarter of 2009 was $96.8 million or $1.98 per diluted share, compared to a net loss of $4.3 million or $0.09 per diluted share for the fourth quarter of 2008.

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Adjusted EBITDA (as defined by the Company’s amended credit facility) was $16.1 million for the fourth quarter of 2009, compared to $24.6 million for the fourth quarter of 2008. See “Non-GAAP Financial Measures” below.

•	Cash on hand at December 31, 2009 was $23.0 million, compared to $21.8 million at September 30, 2009 and $34.7 million at December 31, 2008.

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Total bank debt at December 31, 2009 increased to $640.1 million from $628.6 million at September 30, 2009, primarily due to the Company terminating, on December 31, 2009, all of its outstanding interest rate swaps in the amount of $20.0 million and converting them into notes payable, partially offset by debt payments of approximately $5.4 million and favorable currency effects of approximately $3.2 million. As a result of the interest rate swap termination, the interest rate on the term loan portion of the credit facility is no longer effectively fixed through December 31, 2010, the original term of the swaps, exposing the Company’s financial results to interest rate fluctuations, both favorable and unfavorable.

OTHER DEVELOPMENTS

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On February 26, 2010, the Company announced that it had secured from certain of its lenders a third extension, since September 29, 2009, of its existing temporary loan covenant waivers, until April 1, 2010. The lenders extended the existing loan covenant waivers in order to facilitate continued negotiations for a comprehensive recapitalization of the Company. Pursuant to the extension, certain lenders agreed to extend the previous waivers of any defaults resulting from the Company’s failure to comply with certain financial covenants under its credit agreement for the quarters ended September 30, 2009 and December 31, 2009, and to waive any defaults under agreements creating the Company’s existing hedging obligations and to extend the forbearance thereof. Additionally, the February 26, 2010 waiver permanently waived the requirement that the Company’s audited financial statements for the year ended December 31, 2009 be accompanied by an audit opinion unqualified as to “going concern.”

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On March 2, 2010, the Company announced that it commenced a solicitation of lender votes in support of a proposed joint prepackaged plan of reorganization (the “Plan”) under chapter 11 of the U.S. Bankruptcy Code. The solicitation reflects an agreement in principal, supported by the steering committee of lenders under the Company’s senior secured credit facility and the parties to the Company’s swap termination agreements, under which approximately $620 million of existing debt would be exchanged for approximately $10 million in cash, $410 million in new term loans maturing in 2015, and approximately 82.6% of the common stock of Xerium. Existing shareholders would retain a meaningful minority equity ownership interest in the Company of approximately 17.4% of the common stock and receive warrants to purchase up to an additional 10% of the common stock. In addition, the Company would enter into a new revolving loan of up to $20 million and a term loan of $60 million. The precise equity ownership split between the lenders and the existing shareholders, as well as the amount of term and revolver debt, is subject to adjustment based upon certain conditions. On March 22, 2010, the solicitation period concluded, at which time sufficient votes to accept the Plan had been received to implement the Plan through a court-supervised process, although not the unanimous lender vote required for reorganization without court supervision.

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On November 18, 2009, the Company was notified by NYSE Regulation, Inc. (“NYSER”) that the Company was not in compliance with the New York Stock Exchange (NYSE) standard for continued listing of its common stock because the average closing price of its common stock was less than $1.00 per share over a consecutive 30 trading day period. This notification represents the second instance that the Company was not in compliance with this criterion in the past twelve months. On December 29, 2008, the Company was first notified by NYSER that, in addition to not being in compliance with this criterion, the Company also was not in compliance with the total market capitalization requirement of at least $50 million over the same consecutive 30 trading day period. The NYSE is reviewing this second instance of noncompliance under the $1.00 share price standard in connection with its broader assessment of the Company’s progress on its previously submitted 18-month business plan in order to determine the appropriate action. The Company has been in continuing discussions with NYSER regarding its financial status, listing status and potential chapter 11 filing and will seek to continue the NYSE listing of its common stock. There can be no assurance that NYSER will not take delisting actions against the Company notwithstanding its efforts, and thus there can be no assurance that the Company’s common stock will continue to be listed on the NYSE.

SEGMENT INFORMATION

The following table presents net sales for the fourth quarter of 2009 and 2008 by segment and the effect of currency on pricing and translation on fourth quarter 2009 net sales:

(dollars in millions):

	Net Sales Three Months Ended December 31,		Decrease in net sales from Q4 2008 to Q4 2009	Increase in Q4 2009 net sales due to currency translation* and the effect of currency on pricing**	Percent decrease in net sales from Q4 2008 to Q4 2009
	2009	2008			Total	Excluding currency translation* effect and the effect of currency on pricing**
Clothing	$87.5	$96.0	$(8.5)	$10.2	(8.9)%	(19.5)%
Roll Covers	44.9	53.5	(8.6)	3.4	(16.1)%	(22.4)%
Total	$132.4	$149.5	$(17.1)	$13.6	(11.4)%	(20.5)%

* Decrease in fourth quarter 2009 net sales due to currency translation is calculated by subtracting (i) an amount equal to net sales for the fourth quarter of 2008 from (ii) net sales for the fourth quarter of 2008 at the applicable average foreign currency exchange rate for the fourth quarter of 2009.

** Change in the fourth quarter 2009 net sales due to currency effect on pricing relates to sales prices indexed in U.S. Dollars by certain non-U.S. operations and is calculated based on the difference in the exchange rate from the time of pricing commitment to the customer and the point at which the sale transaction is recorded.

CONFERENCE CALL

The Company plans to hold a conference call to discuss these results tomorrow morning:

Date:	Thursday, March 25, 2010
Start Time:	8:00 a.m. Eastern Time
Domestic Dial-In:	+1-800-884-5695
International Dial-In:	+1-617-786-2960
Passcode:	51571975
Webcast & Slide Presentation:	www.xerium.com/investorrelations

To participate on the call, please dial in at least 10 minutes prior to the scheduled start. A live audio webcast and replay of the call, in addition to a slide presentation, may be found in the investor relations section of the company’s website at www.xerium.com.

NON-GAAP FINANCIAL MEASURES

This press release includes measures of performance that differ from the Company’s financial results as reported under generally accepted accounting principles (“GAAP”). The Company uses supplementary non-GAAP measures, including EBITDA and Adjusted EBITDA, to assist in evaluating financial performance, specifically in evaluating the ability to service indebtedness and to fund ongoing capital expenditures. The Company’s credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under the credit facility or be required to prepay the credit facility. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for income (loss) from operations (as determined in accordance with GAAP).

For additional information regarding non-GAAP financial measures and a reconciliation of such measures to the most comparable financial measures under GAAP, please see below. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 32 manufacturing facilities in 13 countries around the world, Xerium has approximately 3,300 employees.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. These risks and uncertainties include the following items: (1) we may not be able to obtain sufficient approval of our lenders necessary to implement the proposed restructuring plan without bankruptcy court assistance; (2) if we file for chapter 11 protection, the bankruptcy court may not confirm Plan; (3) we may not be able to achieve compliance with NYSE continued listing standards and thus may be unable to maintain our NYSE listing status; (4) we may be unable to successfully resolve our credit issues, which would result in the acceleration of our debt, and we anticipate we may not have sufficient cash available to pay our debt and continue operations, (5) we are subject to significant risks as a result of the current global economic crisis and the associated unpredictable market conditions; (6) market improvement in our industry may occur more slowly than we anticipate or not at all; (7) our plans to reduce trapped cash, develop new products, and reduce costs may not be successful; and (8) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended December 31, 2008, and our subsequent SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to the current economic downturn and our credit issues, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

Selected Financial Data Follows

Xerium Technologies, Inc.

Selected Financial Data – (Unaudited)

(dollars in thousands, except per share data)

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net sales	$132,437	$149,452	$500,091	$638,139
Costs and expenses:
Cost of products sold	83,640	90,704	312,596	394,467
Selling	17,234	17,738	66,808	80,175
General and administrative	21,069	21,790	56,169	92,112
Restructuring and impairments	1,186	10,106	4,080	16,968
Research and development	3,141	2,631	11,309	11,740
Goodwill impairment	80,600	—	80,600	—
Curtailment/settlement gains	—	—	—	(39,968)

	206,870	142,969	531,562	554,494

Income (loss) from operations	(74,433)	6,483	(31,471)	82,645
Interest expense, net	(19,348)	(16,287)	(67,300)	(58,504)
Foreign exchange gain (loss)	(680)	3,012	(905)	6,356

Income (loss) before provision for income taxes	(94,461)	(6,792)	(99,676)	30,497
Provision for income taxes	2,304	(2,443)	12,317	3,901

Net income (loss)	$(96,765)	$(4,349)	$(111,993)	$26,596

Net income (loss) per share:
Basic	$(1.98)	$(0.09)	$(2.29)	$0.58

Diluted	$(1.98)	$(0.09)	$(2.29)	$0.58

Shares used in computing net income (loss) per share:
Basic	48,883,547	46,200,706	48,907,614	46,133,841

Diluted	48,883,547	46,200,706	48,907,614	46,196,458

Condensed Consolidated Selected Financial Data

	At December 31,
	2009	2008
Balance sheet data (at end of period):
Cash and cash equivalents	$23,039	$34,733
Total assets	693,511	818,097
Senior debt	583,564	606,200
Total debt	640,121	616,957
Total stockholders’ deficit	(119,657)	(27,581)
Cash flow data:
Net cash provided by operating activities	$16,131	$77,068
Net cash used in investing activities	(14,171)	(35,233)
Net cash used in financing activities	(14,630)	(32,312)

Other financial data:
Depreciation and amortization	$41,867	$45,928
Capital expenditures	19,532	39,028

NON-GAAP LIQUIDITY MEASURES

The Company uses EBITDA and Adjusted EBITDA as supplementary non-GAAP liquidity measures to assist in evaluating its liquidity and financial performance, specifically its ability to service indebtedness and to fund ongoing capital expenditures. The Company’s credit facility includes covenants based on Adjusted EBITDA. If the Company’s Adjusted EBITDA declines below certain levels, the Company will violate the covenants resulting in a default condition under the credit facility or be required to prepay the credit facility. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for income (loss) from operations (as determined in accordance with GAAP).

The following table provides a reconciliation from net income (loss), which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA.

	For the Three Months Ended
	December 31, 2009	December 31, 2008
Net loss	$(96,765)	$(4,349)
Income tax provision (benefit)	2,304	(2,443)
Interest expense, net	19,348	16,287
Depreciation and amortization	11,098	10,231

EBITDA	(64,015)	19,726
Amendment/termination costs	—	285
Change in fair value of interest rate swaps	(2,164)	(468)
Restructuring expenses	1,184	—
Non-cash compensation and related expenses	481	1,235
Non-cash impairment charges	80,602	3,517
Inventory write-offs under restructuring programs	—	256

Adjusted EBITDA	$16,088	$24,551

	For the Year Ended
	December 31, 2009	December 31, 2008
Net income (loss)	$(111,993)	$26,596
Income tax provision	12,317	3,901
Interest expense, net	67,300	58,504
Depreciation and amortization	41,867	45,928

EBITDA	9,491	134,929
Amendment/termination costs	—	6,766
Unrealized foreign gain loss on indebtedness, net	—	(1,985)
Change in fair value of interest rate swaps	(3,818)	13,686
Change in fair value of other derivatives	—	(2,126)
Restructuring expenses	2,411	5,000
Non-cash compensation and related expenses	2,305	2,009
Non-cash impairment charges	82,269	3,989
Growth program costs	—	1,764
Inventory write-offs under restructuring programs	349	455

Adjusted EBITDA	$93,007	$164,487